Exhibit 99.2
Anchor Glass Container Corporation Plan of Reorganization Confirmed by the Bankruptcy Court
Creditors Overwhelmingly Support Plan
Reorganized Company Expects to Emerge from Chapter 11 in early May 2006
TAMPA, Florida, April 18, 2006 — Anchor Glass Container Corporation (“Anchor”) today announced that the United States Bankruptcy Court Middle District of Florida Tampa Division has confirmed its proposed Plan of Reorganization. Anchor expects to emerge from Chapter 11 in early May 2006.
“We are glad to be making a quick exit from our bankruptcy proceedings,” said Mark Burgess, Anchor’s Chief Executive Officer. “We reached a consensual plan with our Noteholders and the Official Committee of Unsecured Creditors and now can return our focus to remaining a strong competitor with a high quality product in the glass container market. We have successfully restructured our business model and operations, significantly deleveraged our balance sheet, and have financing commitments in place in order to ensure continued strong liquidity. We greatly appreciate the continued support of our customers, vendors, and employees.”
Under the terms of Anchor’s Plan of Reorganization, which was overwhelmingly supported by Anchor’s creditors who voted on the Plan, Anchor’s Senior Secured Noteholders will own the majority of the company’s equity and Anchor will exit chapter 11 as a privately held company. Exit financing commitments in the amount of $145 million for a term loan and $70 million for a revolving credit facility have been received from Credit Suisse. Unsecured creditors will receive a cash distribution of approximately $8.6 million. Based upon current estimates, unsecured claims approximate $120 million. Current equity holders will receive no distribution and their shares will be cancelled.
About Anchor
Anchor Glass Container Corporation is the third largest manufacturer of glass containers in the United States. It has eight strategically located facilities where it produces a diverse line of flint (clear), amber, green and other colored glass containers for the beer, beverage, food, liquor and flavored alcoholic beverage markets.
Forward-Looking Statements
This press release includes forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements. Forward-looking statements involve risks and uncertainties faced by the Company including, but not limited to, economic, competitive, governmental and technological factors outside the control of the Company that may cause actual results to differ materially from the forward-looking statements. These risks and uncertainties may include the outcome of the chapter 11 proceedings, the highly competitive nature of the glass container industry and the intense competition from makers of alternative forms of packaging; fluctuations in the prices for energy, particularly natural gas, and other raw materials; the Company’s focus on the beer industry and its dependence on certain key customers; the seasonal nature of brewing and other beverage industries; volatility in demand from emerging new markets; the Company’s dependence on certain executive officers; changes in environmental and other government regulations; and actions that may be taken by creditors and vendors. The Company operates in a changing environment in which new risk factors can emerge from time to time. It is not possible for management to predict all of these risks, nor can it assess the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in forward-looking statements. All forward-looking statements are subject to risks and uncertainties, including without limitation those identified in the Company’s annual report on Form 10-K, which could cause actual results to differ from those projected. The Company disclaims any obligation to update any forward-looking statements.
Contact:
Becky Roof
813-882-7811